                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                BLOCKBUSTER INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    093679108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2004
                                -----------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                          ------------------
CUSIP NO.  093679108                 13G                      Page 2 of 14 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             S.A.C. Capital Advisors, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               4,243,700 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              4,243,700 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,243,700 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             | |

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.8% (See Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  093679108                 13G                      Page 3 of 14 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             S.A.C. Capital Management, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               4,243,700 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              4,243,700 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,243,700 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             | |

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.8% (See Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  093679108                 13G                      Page 4 of 14 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             S.A.C. Capital Associates, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Anguilla, British West Indies

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               4,025,600 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              4,025,600 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,025,600 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             | |

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.7% (See Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  093679108                 13G                      Page 5 of 14 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             S.A.C. MultiQuant Fund, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Anguilla, British West Indies

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               218,100 (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              218,100 (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             218,100 (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             | |

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Less than .2% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  093679108                 13G                      Page 6 of 14 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Sigma Capital Management, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               25,000* (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              25,000* (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             25,000* (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             | |

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Less than .1% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  093679108                 13G                      Page 7 of 14 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Sigma Capital Associates, LLC

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Anguilla, British West Indies

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               25,000* (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              25,000* (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             25,000* (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             | |

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Less than .1% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  093679108                 13G                      Page 8 of 14 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Steven A. Cohen

--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0

     BENEFICIALLY       --------------------------------------------------------

    OWNED BY EACH        6    SHARED VOTING POWER

      REPORTING               4,997,208* (see Item 4)

        PERSON          --------------------------------------------------------

         WITH            7    SOLE DISPOSITIVE POWER

                              0

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              4,997,208* (see Item 4)

--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,997,208* (see Item 4)

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             | |

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.6% (see Item 4)

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A)           NAME OF ISSUER:

                    Blockbuster Inc.

ITEM 1(B)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    1201 Elm Street
                    Dallas, TX 75270

ITEMS 2(A)          NAME OF PERSON FILING:

                    This statement is filed by: (i) S.A.C.
                    Capital Advisors, LLC, ("SAC Capital
                    Advisors") with respect to shares of Class A
                    common stock, $.01 par value per share
                    ("Shares") of the Issuer S.A.C. Capital
                    Associates, LLC ("SAC Capital Associates")
                    and S.A.C. MultiQuant Fund, LLC ("SAC
                    MultiQuant"); (ii) S.A.C. Capital
                    Management, LLC, ("SAC Capital Management")
                    with respect to Shares beneficially owned by
                    SAC Capital Associates and SAC MultiQuant;
                    (iii) SAC Capital Associates with respect to
                    Shares beneficially owned by it; (iv) SAC
                    MultiQuant with respect to Shares
                    beneficially owned by it; (v) Sigma Capital
                    Management, LLC ("Sigma Capital Management")
                    with respect to Shares beneficially owned by
                    Sigma Capital Associates, LLC ("Sigma
                    Capital Associates"); (vi) Sigma Capital
                    Associates with respect to Shares
                    beneficially owned by it; and (vii) Steven
                    A. Cohen with respect to Shares beneficially
                    owned by SAC Capital Advisors, SAC Capital
                    Management, SAC Capital Associates, SAC
                    MultiQuant, Sigma Capital Management and
                    Sigma Capital Associates.

ITEM 2(B)           ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                    The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management and Sigma Capital Management is 540 Madison Avenue, New York, New York 10022, and (iii) SAC Capital Associates, SAC MultiQuant and Sigma Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

ITEM 2(C)           CITIZENSHIP:

                    SAC Capital Advisors, SAC Capital Management and Sigma Capital Management are Delaware limited liability companies. SAC Capital Associates, SAC MultiQuant and Sigma Capital Associates are Anguillan limited liability companies. Mr. Cohen is a United States citizen.

ITEM 2(D)           TITLE OF CLASS OF SECURITIES:

                    Class A Common Stock, par value $0.01 per share

ITEM 2(E)           CUSIP NUMBER:

                    093679108

ITEM 3              Not Applicable

ITEM 4              OWNERSHIP:

                    The percentages used herein are calculated based upon the Shares issued and outstanding as of November 2, 2004 as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Issuer for the fiscal quarter ended September 30, 2004.

                    As of the close of business on December 31, 2004:

                    1. S.A.C. Capital Advisors, LLC
                    (a) Amount beneficially owned: 4,243,700
                    (b) Percent of class: 3.8%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 4,243,700
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 4,243,700

                    2. S.A.C. Capital Management, LLC
                    (a) Amount beneficially owned: 4,243,700
                    (b) Percent of class: 3.8%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 4,243,700
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 4,243,700

                    3. S.A.C. Capital Associates, LLC
                    (a) Amount beneficially owned: 4,025,600
                    (b) Percent of class: 3.7%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 4,025,600
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 4,025,600

                    4. S.A.C. Multiquant Fund, LLC
                    (a) Amount beneficially owned: 218,100
                    (b) Percent of class: Less than .2%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 218,100
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 218,100

                    5. Sigma Capital Management, LLC
                    (a) Amount beneficially owned: 25,000*
                    (b) Percent of class: Less than .1%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 25,000*
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 25,000*

                    6. Sigma Capital Associates, LLC
                    (a) Amount beneficially owned: 25,000*
                    (b) Percent of class: Less than .1%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 25,000*
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 25,000*

                    7. Steven A. Cohen
                    (a) Amount beneficially owned: 4,997,208*
                    (b) Percent of class: 4.6%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 4,997,208*
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 4,997,208*

                    SAC Capital Advisors, SAC Capital
                    Management, Sigma Capital Management and Mr.
                    Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant. Pursuant to an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management, and Sigma Capital. The number of shares reported herein also includes 728,508 Shares held in accounts managed by Walter Capital Management LLP, in which Mr. Cohen has an indirect interest. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 4,025,600 Shares (constituting approximately 3.7% of the Shares outstanding) and (ii) Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 25,000 Shares (constituting approximately less than .1% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, Sigma Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

ITEM 5              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

ITEM 6              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                    ANOTHER PERSON:

                    Not Applicable

ITEM 7              IDENTIFICATION AND CLASSIFICATION OF THE
                    SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                    REPORTED ON BY THE PARENT HOLDING COMPANY:

                    Not Applicable

ITEM 8              IDENTIFICATION AND CLASSIFICATION OF MEMBERS
                    OF THE GROUP:

                    Not Applicable

ITEM 9              NOTICE OF DISSOLUTION OF GROUP:

                    Not Applicable

ITEM 10             CERTIFICATION:

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2004


S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. MULTIQUANT FUND, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person

SIGMA CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


STEVEN A. COHEN


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title: Authorized Person